Exhibit 3.5

                               ARTICLES OF MERGER

                                       of

                              ABBOTT MINES LIMITED

                                       and

                         WARP TECHNOLOGY HOLDINGS, INC.


To the Secretary of State
State of Nevada

         Pursuant to the provisions of Chapter 92A, Nevada Revised Statutes ("NRS"), the domestic corporations herein named do hereby adopt the following Articles of Merger.

         FIRST: The following is the Plan of Merger for merging WARP Technology Holdings, Inc. with and into Abbott Mines Limited:

                  1. Abbott Mines Limited ("Abbott"), which is a business corporation of the State of Nevada and is the parent corporation and the owner of all of the outstanding shares of WARP Technology Holdings, Inc. ("WARP Technology"), which is a business corporation of the State of Nevada and the subsidiary corporation, hereby merges WARP Technology into Abbott pursuant to the provisions of Chapter 92A of the NRS (hereinafter "the Merger").

                  2. Abbott, which hereinafter is sometimes referred to as the "Surviving Corporation", shall continue to exist as the Surviving Corporation pursuant to the provisions Chapter 92A of the NRS. The separate existence of WARP Technology, which is sometimes hereinafter referred to as the "Terminating Corporation", shall cease upon the effective date of the Merger in accordance with the provisions of the NRS.

                  3. The Articles of Incorporation of Abbott upon the effective date of the Merger shall be the Articles of Incorporation of the Surviving Corporation and said Articles of Incorporation shall continue in full force and effect subsequent to the effective date of the Merger. Pursuant to the provisions of Section 92A.180 of the NRS, the Articles of Incorporation of the Surviving Corporation shall be amended and changed as a result of the Merger such that the name of the Surviving Corporation shall be changed from Abbott Mines Limited to WARP Technology Holdings, Inc.


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                  4. The By-Laws of Abbott upon the effective date of the Merger will be the By-Laws of the Surviving Corporation and will continue in full force and effect subsequent to the effective date of the Merger. The By-Laws of the Surviving Corporation shall not be amended or changed in any manner as a result of the Merger.

                  5. The directors and officers of Abbott in office upon the effective date of the Merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

                  6. Each issued share of WARP Technology shall, upon the effective date of the Merger, be surrendered and extinguished. The issued and outstanding shares of common stock of the Surviving Corporation shall not be converted in any manner, but each such share which is issued and outstanding as of the effective date of the Merger shall continue to represent one issued and outstanding share of the common stock of the Surviving Corporation.

                  7. The Board of Directors and the proper officers of Abbott are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers, and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

         SECOND: The said Plan of Merger has been adopted by the Board of Directors of Abbott. Abbott is the owner of all of the outstanding shares of WARP Technology. Shareholder approval is not required for Abbott, a Nevada corporation, in accordance with Chapter 92A of the NRS.

         THIRD: Abbott, as the owner of all of the outstanding shares of WARP Technology, has waived the requirement of mailing a copy of the Plan of Merger to itself.

         FORTH: The said Plan of Merger has been adopted by the Board of Directors of WARP Technology.

         FIFTH: The Merger of WARP Technology with and into Abbott herein certified has been approved in writing by the holders of all the outstanding shares entitled to vote of the corporation in accordance with the provisions of Chapter 92A of the NRS.


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         Executed this __ day of August, 2002




                                             WARP TECHNOLOGY HOLDINGS, INC.


                                             By: ______________________________
                                                 Name: Karl Douglas
                                                 Title:   President


         Executed this __ day of August, 2002.


                                             ABBOTT MINES LIMITED


                                             By: ______________________________
                                                 Name: Karl Douglas
                                                 Title:   President